UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2021

ALLIED HEALTHCARE PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19266	25-1370721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1720 Sublette Avenue, St. Louis, Missouri (Address of principal executive offices)	63110 (Zip Code)

Registrant’s telephone number, including area code
(314) 771-2400

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01	AHPI	The NASDAQ Stock Market, LLC

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on February 25, 2021, Earl R. Refsland will retire from the position of President and Chief Executive Officer on April 30, 2021. In addition, on April 20, 2021, Mr. Refsland announced that he would also resign from the Board of Directors effective upon his retirement.

On April 20, 2021, the Board of Directors of Allied Healthcare Corporation, Inc. (the “Company”) approved the appointment of Joseph F. Ondrus, Jr. as President and Chief Executive Officer, to succeed Mr. Refsland, effective immediately upon his retirement. The Board of Directors also appointed Mr. Ondrus to the Board to fill the vacancy created by Mr. Refsland. This appointment will be effective on April 30, 2021.

Mr. Ondrus is 64 years old and has over 40 years of experience in engineering, manufacturing and management. Since September 2021, Mr. Ondrus has been employed by the Company as Vice President – Operations. From July 2020 until September 2021, Mr. Ondrus was employed by the Company in a temporary position as Interim Director of Operations with primary responsibility for production of the Company’s AHP300 ventilator.

Prior to that, Mr. Ondrus served in the following corporate positions:

-	2018-2020: Area Manager (VP), Barrett Business Services, Inc., a national business consulting firm. Responsibilities included opening new facility in western United States, training new personnel and building customer base in region.

-	2012-2017: General Manager (Division President), Tramco Inc., a manufacturer of bulk material handling equipment. Responsibilities included global sales, marketing and production operations over facilities in Kansas and the United Kingdom.

The Company has entered into an Employment Agreement with Mr. Ondrus (the “ Employment Agreement”) with an effective date of April 30, 2021. The Employment Agreement has been approved by the Compensation Committee of the Board of Directors. The Employment Agreement reflects Mr. Ondrus’s promotion to President and Chief Executive Officer. A copy of the Employment Agreement is filed as Exhibit 99.1 to this Form 8-K, which is incorporated herein by this reference, and the summary below is qualified in its entirety by reference to the Employment Agreement. The Employment Agreement has an initial term lasting three years (the “Initial Term”), with automatic one-year extensions thereafter unless either party elects not to renew.

Mr. Ondrus will receive an annual base salary of $429,000, with discretionary increases (and not decreases) (the “Base Salary”) based on an annual review by the Compensation Committee of the Board of Directors of the Company (the “Committee”). Mr. Ondrus is not entitled to incentive compensation under the Employment Agreement, but the Compensation Committee may make such awards in the future in its discretion.

During the term of his employment, Mr. Ondrus will be entitled to participate in all regular employee benefit plans established by the Company.

In the event of a termination of Mr. Ondrus’s employment without cause (or in the event that Mr. Ondrus terminates employment with “Good Reason” (as defined in the agreement)), Mr. Ondrus is entitled to continued compensation at his then annual salary for one year and with entitlement continuation of fringe benefits during that period. “Good Reason” generally includes (i) material breaches by the Company of the Employment Agreement, (ii) changes in the scope of his duties or location of employment, (iii) the Company’s written election not to renew the Employment Agreement and (iv) voluntary resignations by Mr. Ondrus following a “Change of Control.” A “Change of Control” means:

(a)        a merger or consolidation with another company or entity (regardless of whether the Company of another entity is the surviving or resulting entity of such merger or consolidation) other than a merger or consolidation in which immediately upon giving effect to such merger or consolidation, the persons who were holders of the common stock of the Company immediately prior thereto continue to be the holders of at least 50.1% of the total voting common stock of the surviving or resulting entity;

(b)       the appointment or election of a Directors constituting a majority of the Board who are nominated in a contested election;

(c)        the acquisition by any person or group (other than the Company’s CEO or holders of proxies in a solicitation by the Company’s management) of at least 50.1% of the Company’s outstanding voting common stock; or

(d)       a sale of all or substantially all the assets and operations of the Company.

The Employment Agreement contains restrictive covenants prohibiting Mr. Ondrus from competing with the Company during the term of his employment and a period of two years thereafter. The Employment Agreement also prohibits Mr. Ondrus from soliciting employees and certain customers of the Company or any of its affiliates. In addition, confidentiality provisions in the Employment Agreement prohibit the use or disclosure of confidential information.

Item 9.01 Financial Statements and Exhibits.

(a)        Not applicable.

(b)        Not applicable.

(c)        Not applicable.

(d)        Exhibits.

Exhibit
Number	Description

99.1	Employment Agreement, by and between the Company and Joseph F. Ondrus, Jr., executed April 20, 2021, to be effective April 30, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIED HEALTHCARE PRODUCTS, INC.

Date: April 21, 2021	By:	/s/ Daniel C. Dunn
Daniel C. Dunn
Chief Financial Officer